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                                                                  Exhibit 12


        AMERICAN GENERAL FINANCE CORPORATION AND SUBSIDIARIES
          Computation of Ratio of Earnings to Fixed Charges
                             (Unaudited)



                                                        Nine Months Ended
                                                          September 30,
                                                        2004          2003
                                                      (dollars in thousands)

Earnings:
  Income before provision for income
    taxes                                             $503,737      $433,539
  Interest expense                                     445,197       406,452
  Implicit interest in rents                            13,922        13,804

Total earnings                                        $962,856      $853,795


Fixed charges:
  Interest expense                                    $445,197      $406,452
  Implicit interest in rents                            13,922        13,804

Total fixed charges                                   $459,119      $420,256


Ratio of earnings to fixed charges                        2.10          2.03